EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the prospectus constituting a part of the Registration Statement No. 333-133527 on form S-8 of our report dated April 5, 2007, relating to the financial statements of The Radlinx Group, Ltd., appearing in this form 8-K/A filed by NightHawk Radiology Holdings, Inc. on June 6, 2007.

/s/ BDO Seidman, LLP

Dallas, Texas

June 6, 2007